Exhibit 99.1

YORK International Reports Fourth Quarter and Full Year Results;
Comments on Business Outlook

    YORK, Pa.--(BUSINESS WIRE)--Feb. 19, 2004--YORK International Corporation (NYSE:YRK) today reported a net loss of $4.1 million, or $0.10 per share, for the fourth quarter of 2003. Excluding the impact of special items, the company earned $0.67 per share, including a $1.0 million income tax benefit related to a non-U.S. reorganization, as compared to $0.53 per share in the prior year. The net loss of $4.1 million includes:

    -- Restructuring and other charges of $35.7 million ($30.6 million after tax) related to previously announced initiatives to streamline the Company's operations.

    -- A non-cash curtailment loss of $1.6 million ($1.0 million after tax), which represents an acceleration of pension expense related to the Company's decision to replace a current defined benefit pension plan for certain U.S. bargaining employees with a new defined contribution plan.

    Fourth quarter sales improved 10.2% from the prior year, driven by strong growth in Asia, continued growth in the global service businesses and the favorable impact of a stronger euro.
    Income from operations in the fourth quarter was $8.6 million. Excluding the impact of special items, income from operations was $46.0 million, an increase of 22.5% from the fourth quarter of 2002.
    Balance sheet performance continues to be strong and reflects the 12th consecutive quarter of year-over-year working capital reductions as well as continued improvements in inventory turns and days sales outstanding. Based on the strength of the cash performance, the company prefunded a majority of its 2004 pension contribution, and still achieved debt reduction of $27 million in the fourth quarter and $126 million for the full year. Since January of 2000, the company has repaid debt of $452 million.
    Commenting on fourth quarter results, President and Chief Executive Officer, C. David Myers, said, "We are pleased with our overall performance in the fourth quarter. We exceeded our earnings and cash flow targets."
    For the full year, the company reported a net loss of $4.0 million, or $0.10 per share. Excluding the impact of special items and the effect of a change in accounting principle, the company earned $2.64 per share. Included in the full year results are special items of $119.4 million, which includes restructuring and other related charges and curtailment costs. The full year results also included one-time tax benefits of $3.5 million.

    BUSINESS UNIT REVIEW

    GLOBAL APPLIED

    Fourth quarter sales for the Global Applied business increased 13.8% to $899.7 million versus $790.3 million in 2002. Asia revenue increased due to continued growth in equipment sales in China; Americas revenue increased due to service business growth and improved equipment volume; and EMEA revenue increased due to the impact of a stronger euro. Revenue from the service businesses improved 18.4% as compared to the fourth quarter of 2002.
    Income from operations for Global Applied improved 46.4% to $62.2 million in the fourth quarter of 2003 as compared to $42.5 million in the fourth quarter of 2002. Benefits from cost reduction efforts were evident in the improved performance of operations. SG&A expenses as a percent of sales also decreased despite the impact of increased pension, medical and insurance costs, a stronger euro, and continued investments in product development, service business infrastructure and IT capabilities.
    The Global Applied backlog at the end of the quarter was $915 million, an increase of 13.8% from December 2002. Backlog increased due to the strong euro, increased orders in China and improvements in North America. Excluding the currency impact, backlog is up 6.1%.

    UNITARY PRODUCTS GROUP (UPG)

    UPG sales were up 6.4% in the fourth quarter to $166.1 million as compared to $156.1 million in the fourth quarter of 2002.
    Income from operations for UPG in the fourth quarter of 2003 increased 68.9% to $9.6 million as compared to $5.7 million in 2002. Improvements in production efficiency, a more positive product mix and better pricing offset increased pension, compensation and marketing costs.

    BRISTOL COMPRESSORS (Bristol)

    Bristol's fourth quarter sales were $75.4 million versus $98.2 million in the fourth quarter of 2002, resulting from lower shipments to international customers for room air conditioner applications and lower shipments to U.S. unitary customers.
    As a result of the volume decline, Bristol's income from operations declined $970 thousand from the fourth quarter of 2002.

    CORPORATE AND OTHER

    Corporate, eliminations and other costs increased $14.2 million primarily due to increased expenses for pension, medical, insurance, incentives and IT spending.

    OUTLOOK

    C. David Myers, said, "We are reiterating our full-year guidance for 2004, consistent with our December 16, 2003 press release, to achieve the lower end of the $2.70 to $3.00 earnings per share range. The incremental spending on VISTA and IT infrastructure and the impact of the lower volume at Bristol, which were discussed in the December release, almost entirely impact the first half of 2004. Consequently, for the first quarter of 2004, we expect a loss of approximately $0.15 per share."
    Mr. Myers continued, "Our short-term outlook for our markets remains unchanged. Overall, we are encouraged by increased order inquiries and other related activities; however we are only seeing modest signs of a market recovery in our backlog. We remain optimistic about YORK's future performance and the achievements we expect. Our operations are more efficient, we are growing in key areas and we have executed well and delivered strong cash flows."
    The company has also increased its full year 2004 debt repayment target from $50 million to $70 million. This change reflects the impacts of the year-end pension prefunding and an intended increase in the company's annual dividend from $0.60 to $0.80 per share.
    YORK International will conduct a conference call to discuss fourth quarter performance and business outlook on Thursday, February 19, 2004, at 09:00 a.m. EST. The conference call will be available through a web broadcast on YORK International's web site at www.york.com.
    If you are unable to connect to the company's web site you may listen via telephone, please call 1-973-935-8514 (code not required.) Please call five minutes prior to the scheduled start time.
    There will be a replay of the conference call beginning Thursday, February 19, 2004, at 11 a.m., continuing through until Thursday, February 26, 2004, at 5 p.m. You may call 1-877-519-4471, code #4488911.

    This press release and the earnings release conference call contain non-GAAP financial measures that are reconciled to the most directly comparable GAAP measures on pages 9 and 10 of this press release. The company believes that providing this additional information provides a transparent view of core operational performance with and without the impact of special items. Management utilizes non-GAAP measures internally to assess historical and expected future performance of the company and as a basis for certain compensation arrangements. Special items include restructuring costs, operating expenses related to restructuring initiatives, significant pension curtailments, and gain and loss on divestitures. Special items are the direct result of significant strategic actions initiated by management to further reduce the company's overall cost structure and support implementation of the new geographic organization. These charges would not have been incurred if management did not initiate actions to reposition the company. Special items are deducted from GAAP measures (income from operations, (loss) or income and (loss) or earnings per share before cumulative effect of changes in accounting principles, net (loss) or income, and (loss) or earnings per share) to allow users of the company's financial information to identify the cost impact of management's significant strategic decisions on historical results.
    This release includes "forward-looking statements" that involve risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements. Factors that could affect results include economic and political environments, climatic conditions, work stoppages, litigation, currency, and regulatory and competitive pressures. Additional information regarding these risk factors and uncertainties is detailed in YORK's SEC filings.

    YORK International Corporation is a full-line, global provider of heating, ventilating, air conditioning and refrigeration (HVAC&R) products and services. YORK is the largest independent supplier of HVAC&R equipment in the United States and a leading competitor in the industry internationally. The company's products are sold in more than 125 countries and YORK has approximately 22,300 employees worldwide.

            YORK INTERNATIONAL CORPORATION AND SUBSIDIARIES

     Consolidated Condensed Statements of Operations (unaudited)


                       Three Months Ended     Twelve Months Ended
                            Dec. 31,                 Dec. 31,
(in thousands,
 except per share
 data)                  2003        2002         2003         2002
                      ----------  ----------  -----------  -----------

Net sales            $1,114,322  $1,010,974   $4,076,054   $3,843,373

Cost of goods sold     (908,598)   (825,471)  (3,292,804)  (3,115,621)
                     ----------  ----------  -----------  -----------

  Gross profit          205,724     185,503      783,250      727,752

Selling, general,
 and administrative
 expenses              (167,319)   (150,264)    (636,179)    (566,348)

Restructuring and
 other charges, net     (30,101)      2,841      (91,395)         111

Gain (loss) on
 divestitures               345         364          345      (10,319)
                     ----------  ----------   ----------   ----------

  Income from
   operations             8,649      38,444       56,021      151,196

Interest expense,
 net                    (11,073)    (11,590)     (47,535)     (48,485)

Equity in (loss)
 earnings of
 affiliates                (143)        366        5,582        4,180
                     ----------  ----------   ----------   ----------

  (Loss) income
   before income
   taxes and
   cumulative
   effect of
   changes in
   accounting
   principles            (2,567)     27,220       14,068      106,891

Provision for income
 taxes                   (1,571)     (5,553)      (2,653)     (25,715)
                     ----------  ----------   ----------   ----------

  (Loss) income
   before cumulative
   effect of changes
   in accounting
   principles            (4,138)     21,667       11,415       81,176

Cumulative effect
 of changes in
 accounting
 principles                  --          --      (15,413)    (179,436)
                     ----------  ----------   ----------   ----------


  Net (loss) income  $   (4,138) $   21,667  $    (3,998) $   (98,260)
                     ==========  ==========  ===========  ===========

Diluted (loss)
 earnings per
 share:
  (Loss) income
   before
   cumulative
   effect of
   changes
   in accounting
   principles        $    (0.10) $     0.55   $     0.28   $     2.04
  Cumulative effect
   of changes in
   accounting
   principles                --          --        (0.38)       (4.51)
                     ----------  ----------   ----------   ----------

  Net (loss) income  $    (0.10) $     0.55   $    (0.10)  $    (2.47)
                     ==========  ==========   ==========   ==========

Cash dividends per
 share               $     0.15  $     0.15   $     0.60   $     0.60
                     ==========  ==========   ==========   ==========

Diluted weighted
 average common
 shares and common
 equivalents
 outstanding             40,069      39,537       40,206       39,770




            YORK INTERNATIONAL CORPORATION AND SUBSIDIARIES

           Consolidated Condensed Balance Sheets (unaudited)


                                          December 31,   December 31,
                                              2003           2002
(in thousands)                            ------------   ------------


ASSETS

Current assets:
  Cash and cash equivalents                 $   49,650     $   92,940
  Receivables, net                             638,510        627,067
  Inventories                                  512,714        473,779
  Prepayments and other current assets         129,921         81,461
                                            ----------     ----------
    Total current assets                     1,330,795      1,275,247

Deferred income taxes                          107,566         69,696
Investments in affiliates                       28,200         29,389
Property, plant, and equipment, net            541,118        500,318
Goodwill                                       529,182        504,963
Intangibles, net                                36,744         32,000
Deferred charges and other assets               99,530         94,509
                                            ----------     ----------
    Total assets                            $2,673,135     $2,506,122
                                            ==========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Notes payable and current portion of
   long-term debt                           $   30,755     $   32,709
  Accounts payable and accrued expenses        899,093        768,748
  Income taxes                                  38,453         37,202
                                            ----------     ----------
    Total current liabilities                  968,301        838,659

Long-term warranties                            46,888         44,748
Long-term debt                                 582,027        618,224
Postretirement and postemployment benefits     249,912        244,522
Other long-term liabilities                     49,607         77,155
                                            ----------     ----------

    Total liabilities                        1,896,735      1,823,308

Stockholders' equity                           776,400        682,814
                                            ----------     ----------

    Total liabilities and stockholders'
     equity                                 $2,673,135     $2,506,122
                                            ==========     ==========



            YORK INTERNATIONAL CORPORATION AND SUBSIDIARIES

     Supplemental Statement of Operations and Segment Information
                              (unaudited)


                                Three Months Ended December 31,
                      ------------------------------------------------

                                      2003                     2002
(in thousands,                      Excluding                Excluding
 except per share                    Special                  Special
 data)                   2003         Items       2002         Items
                      ----------   ----------  ----------   ----------

 Revenue:
---------------------
Global Applied:
  Americas           $  389,637   $  389,637  $  347,784   $  347,784
  EMEA                  423,496      423,496     378,423      378,423
  Asia                  138,030      138,030     112,666      112,666
  Intragroup sales      (51,424)     (51,424)    (48,531)     (48,531)
                     ----------   ----------  ----------   ----------
                        899,739      899,739     790,342      790,342
Unitary Products
 Group                  166,097      166,097     156,068      156,068
Bristol Compressors      75,387       75,387      98,209       98,209
Eliminations            (26,901)     (26,901)    (33,645)     (33,645)
                     ----------   ----------  ----------   ----------
    Total            $1,114,322   $1,114,322  $1,010,974   $1,010,974
                     ==========   ==========  ==========   ==========

Income from
Operations:
---------------------
Global Applied:
  Americas           $   25,133   $   25,133  $    8,201   $    8,201
  EMEA                   19,941       19,941      20,685       20,685
  Asia                   17,137       17,137      13,610       13,610
                     ----------   ----------  ----------   ----------
                         62,211       62,211      42,496       42,496
Unitary Products
 Group                    9,622        9,622       5,696        5,696
Bristol Compressors         (58)         (58)        912          912
Corporate,
 eliminations, and
 other                  (25,805)     (25,805)    (11,583)     (11,583)
Charges and other
  expenses              (37,666)A         --         559 B         --
Gain on divestitures        345           --         364           --
                     ----------   ----------  ----------   ----------
    Total            $    8,649   $   45,970  $   38,444   $   37,521

Interest expense,
 net                    (11,073)     (11,073)    (11,590)     (11,590)

Equity in (loss)
 earnings of
 affiliates                (143)        (143)        366          366
                     ----------   ----------  ----------   ----------

(Loss) income before
 income taxes            (2,567)      34,754      27,220       26,297

Provision for income
 taxes                   (1,571)      (7,331)     (5,553)      (5,262)
                     ----------   ----------  ----------   ----------

Net (loss) income    $   (4,138)  $   27,423  $   21,667   $   21,035
                     ==========   ==========  ==========   ==========

Diluted (loss)
 earnings per share:
  Net (loss) income  $    (0.10)  $     0.67  $     0.55   $     0.53
                     ==========   ==========  ==========   ==========

Weighted average
 diluted shares          40,069       41,218      39,537       39,537


A -- Includes $31,843 of restructuring and other charges (of which $1,742 is recorded as part of cost of goods sold), $4,195 of operating expenses (recorded as part of cost of goods sold) related to the cost reduction actions, and $1,628 of curtailment costs (recorded as part of selling, general, and administrative expenses)

B -- Includes $2,841 of restructuring income related to the sale of Sparta fixed assets and the resolution of restructuring actions and $2,282 of executive retirement costs




            YORK INTERNATIONAL CORPORATION AND SUBSIDIARIES

     Supplemental Statement of Operations and Segment Information
                              (unaudited)


                              Twelve Months Ended December 31,
                      ------------------------------------------------
                                     2003                      2002
(in thousands,                     Excluding                 Excluding
 except per share                   Special                   Special
 data)                   2003        Items        2002         Items
                      ----------   ----------  ----------   ----------

Revenue:
---------------------
Global Applied:
  Americas           $1,388,930   $1,388,930  $1,335,392   $1,335,392
  EMEA                1,343,138    1,343,138   1,161,605    1,161,605
  Asia                  490,063      490,063     418,599      418,599
  Intragroup sales     (194,537)    (194,537)   (165,443)    (165,443)
                     ----------   ----------  ----------   ----------
                      3,027,594    3,027,594   2,750,153    2,750,153
Unitary Products
  Group                 760,059      760,059     736,789      736,789
Bristol Compressors     451,241      451,241     515,372      515,372
Eliminations           (162,840)    (162,840)   (158,941)    (158,941)
                     ----------   ----------  ----------   ----------
    Total            $4,076,054   $4,076,054  $3,843,373   $3,843,373
                     ==========   ==========  ==========   ==========

Income from
Operations:
---------------------
Global Applied:
  Americas           $   54,855   $   54,855  $   39,710   $   39,710
  EMEA                   44,691       44,691      50,550       50,550
  Asia                   69,634       69,634      55,945       55,945
                     ----------   ----------  ----------   ----------
                        169,180      169,180     146,205      146,205
Unitary Products
 Group                   60,698       60,698      40,262       40,262
Bristol Compressors      25,405       25,405      29,002       29,002
Corporate,
 eliminations, and
 other                  (79,858)     (79,858)    (44,037)     (44,037)
Charges and other
  expenses             (119,749)A          -      (9,917)C         --
 Gain (loss) on
  divestitures              345            -     (10,319)          --
                     ----------   ----------  ----------   ----------
    Total            $   56,021   $  175,425  $  151,196   $  171,432

Interest expense,
 net                   (47,535)B     (46,635)    (48,485)     (48,485)

Equity in earnings
 of affiliates            5,582        5,582       4,180        4,180
                     ----------   ----------  ----------   ----------

Income before income
 taxes
 and cumulative
 effect of changes
 in accounting
 principles              14,068      134,372     106,891      127,127

Provision for income
 taxes                   (2,653)     (28,241)    (25,715)     (27,949)
                     ----------   ----------  ----------   ----------

Income before
 cumulative effect
 of changes in
 accounting
 principles          $   11,415   $  106,131  $   81,176   $   99,178
                     ==========   ==========  ==========   ==========

Diluted earnings per
 share:
  Income before
   cumulative effect
   of changes in
   accounting
   principles        $     0.28   $     2.64  $     2.04   $     2.49
                     ==========   ==========  ==========   ==========

Weighted average
 diluted shares          40,206       40,206      39,770       39,770


A -- Includes $96,879 of restructuring and other charges (of which $5,484 is recorded as part of cost of goods sold), $8,828 of operating expenses (recorded as part of cost of goods sold) related to the cost reduction actions, and $14,042 of curtailment costs (recorded as part of selling, general, and administrative expenses)

B -- Includes $900 of fees related to repayment of sale leaseback

C -- Includes $6,826 of operating expenses (recorded as part of cost of goods sold) related to the cost reduction actions, $832 (recorded as part of cost of goods sold) related to a discontinued product line, $2,282 of executive retirement costs, and $23 of restructuring and other credits (of which $88 is recorded as a charge in cost of goods sold)


    CONTACT: YORK International Corporation
             David Kornblatt, 717-771-7008